Exhibit 99.1

Focus Enhancements to Present at New York Society of Security Analysts’ 2005 Semiconductor Growth Conference –

Third Quarter 2005 Revenue and EPS Expected to be within Previous Guidance

Campbell, Calif., October 4, 2005—FOCUS Enhancements, Inc. (NASDAQ SC: FCSE), a worldwide leader in video production and conversion technology, today announced the company will present at the New York Society of Security Analysts’ (NYSSA) 2005 Semiconductor Growth Conference on October 6th at 9:50 a.m. Eastern Time at The Harvard Club in New York, NY.  President and Chief Executive Officer Brett Moyer will present and discuss the company’s strategy, including its TALARIA™ Ultra Wideband technology currently under development.

Management expects the company’s revenues and loss per share for the third quarter ended September 30, 2005 to be within the range of its guidance previously provided on August 8th  when the company announced third quarter revenues were expected to be between $6.7 million and $7.2 million with a loss per share of $0.06 to $0.07.

The presentation will be webcast live and archived at the company’s web site, www.focusinfo.com.

Management’s expectations about its third quarter results are preliminary and subject to change depending upon numerous factors, including review by the company’s accountants. There can be no assurance that the company’s final results for the third quarter will be within the ranges specified above.  FOCUS Enhancements expects to report final results for the third quarter and nine months ended September 30, 2005 in early November 2005.

About FOCUS Enhancements, Inc.

FOCUS Enhancements, Inc. (Nasdaq SC: FCSE - News) is a leading designer of world-class solutions in advanced, proprietary video technology. Headquartered in Campbell, CA, FOCUS Enhancements designs, develops, and markets video solutions in two distinct markets: advanced proprietary video conversion integrated circuits (ICs) and affordable, high quality, digital-video conversion and video production equipment. Semiconductor IC products include designs for PCs, game cards, Internet, set-top boxes, Internet appliances, and interactive TV applications, and they are sold directly to original equipment manufacturers (OEMs). FOCUS Enhancements’ complete line of video presentation and video production devices are sold globally through resellers and distributors to the broadcast, education, cable, business, industrial, presentation, Internet, gaming, home video production and home theater markets. More information on FOCUS Enhancements may be obtained from the company’s SEC filings, or by visiting the FOCUS Enhancements home page at http://www.FOCUSinfo.com.

Safe Harbor Statement

Statements in this press release which are not historical including statements regarding management’s intentions, hopes, expectations, representations, plans or predictions about the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements relate to, among other things, the company’s expectations with respect to revenue, net loss and loss per share for the third quarter of 2005. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include revenue and reserve adjustments for obsolescence, bad debt, sales returns and warranty claims, and the risk factors specified in the company’s Form 10-K/A for the year ended December 31, 2004, Form 10-Q/A for the six months ended June 30, 2005 and other filings with the SEC. These statements are based on information as of October 4, 2005 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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